                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                                                     For the Year Ended December 31,
                                                           1995                1994                  1993
                                                           ----                ----                  ----


Net Investment Income                                   $1,725,971            $1,758,135            $1,971,612

Percentage Allocable to Limited Partners                       99%                   99%                   99%
                                                        ----------            ----------            ----------

Net Investment Income
    Allocable to Limited Partners                       $1,708,711            $1,740,554            $1,951,896
                                                        ==========            ==========            ==========

Weighted Average Number of Limited
    Partnership Units Outstanding(1)                     1,285,717             1,413,240             1,482,514
                                                        ==========            ==========            ==========

Net Investment Income
    Per Limited Partnership Unit                        $     1.33            $     1.23            $     1.32
                                                        ==========            ==========            ==========

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     (1) Effective October 1, 1993, each $1,000 limited partnership unit was redenominated into fifty $20 limited partnership units. All amounts shown for 1993 have been restated to give effect to this redenomination.